Exhibit (a)(6)

GMO SERIES TRUST

AMENDMENT NO. 5

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, constituting at least a majority of the trustees of GMO Series Trust, a Massachusetts business trust created and existing under an Amended and Restated Agreement and Declaration of Trust dated June 22, 2016 (the “Declaration of Trust”), as amended from time to time, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined to change the name of “GMO U.S. Equity Allocation Series Fund,” a series of GMO Series Trust, to “GMO U.S. Equity Series Fund,” do hereby direct that this Amendment No. 5 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby amend the Declaration of Trust by amending and restating Schedule 3.6A of the Declaration of Trust in its entirety as attached hereto.

The foregoing amendment shall become effective upon its execution by a majority of the Trustees of GMO Series Trust.

IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 15th day of March, 2018.

By: /s/ Jason Harrison
Name: Jason Harrison
Trustee

By: /s/ Sandra C. Whiston
Name: Sandra C. Whiston
Trustee

By: /s/ Maria D. Furman
Name: Maria D. Furman
Trustee

Schedule 3.6A to Declaration of Trust

Series

GMO Benchmark-Free Allocation Series Fund

GMO Climate Change Series Fund

GMO Core Plus Bond Series Fund

GMO Emerging Markets Series Fund

GMO Emerging Country Debt Series Fund

GMO Global Asset Allocation Series Fund

GMO Global Equity Allocation Series Fund

GMO International Developed Equity Allocation Series Fund

GMO International Equity Allocation Series Fund

GMO Quality Series Fund

GMO Resources Series Fund

GMO SGM Major Markets Series Fund

GMO U.S. Equity Series Fund